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                                                                      EXHIBIT 15

                              NEEDHAM GROWTH FUND

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                January 1, 1996

         WHEREAS, The Needham Funds, Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Company may create one or more series of shares, each of which may hold a portfolio of securities;

         WHEREAS, the Company has created one such series, Needham Growth Fund (the "Fund"), and the Company desires to adopt a Plan of Distribution (the "Plan") for the Fund pursuant to Rule 12b-1 under the Act and in accordance with
Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and the Directors of the Company have determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Fund and its shareholders; and

         WHEREAS, the Company desires to enter into agreements with distributors and other entities ("Distributors" or "Service Providers") to obtain distribution services and/or shareholder services for the Fund, it being understood that the Fund may also pay for any such services outside the Plan to the extent such services may be paid for outside a 12b-1 plan.

         NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the Act and with Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. on the following terms and conditions:

         1. The Fund may pay to any Distributor or Service Provider compensation for services with respect to shares held or purchased by their respective customers or in connection with the purchase of shares attributable to the efforts of such Distributor or Service Provider, as the case may be. The amount of such compensation shall not exceed an annual rate of .25 of 1% of the aggregate average daily net assets of the Fund and shall be paid at such intervals as the Directors may determine.

         2. The amount set forth in Section 1 may be paid as a service fee to any Distributors or Service Provider so long as the Fund's records adequately detail that such amount was paid for personal service and/or the maintenance of shareholder accounts, which terms include, but are not limited to: compensation for sales; marketing activities; incentive compensation to Distributors or Service Providers to obtain distribution services and/or shareholder services; preparation by the Fund or others of advertising or sales literature and other promotional activities; servicing shareholder accounts by processing new account applications and performing other shareholder liaison functions; preparing and transmitting records of transactions by customers to the Fund's transfer agent; serving as a source of information to the Fund's shareholders; and preparing, printing and distributing
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prospectuses to those persons not already shareholders of the Fund. Aggregate payments made under the Plan may exceed distribution and shareholder services expenses actually incurred.

         3. This Plan shall not take effect until the Plan, together with any related agreement, has been approved by votes of a majority of both (a) the Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Directors") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         4. This Plan shall remain in effect until January 1, 1997 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 3.

         5. All persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated by the Fund at any time by a vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Fund.

         7. This Plan may not be amended to increase materially the amount of distribution expenses payable pursuant to Section 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided in Section 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

         9. The Fund shall preserve copies of this Plan, any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of the Plan, any such agreement or any such report, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Company has executed this Plan of Distribution as of the day and year first above written.

                                                The Needham Funds, Inc.

                                                By:
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                                                   Raj Rajaratnam
                                                   President

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